UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2022

QUANERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39222	88-0535845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

433 Lakeside Drive Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

(408) 245-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	QNGY	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	QNGY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2022 (the “Effective Date”), the Board of Directors (the “Board”) of Quanergy Systems, Inc. (the “Company”) increased the authorized size of the Board from seven (7) to eight (8) members, creating a vacancy on the Board.

On the Effective Date, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Lisa Kelley to fill the vacant Board seat and to serve as Class II director of the Board with an initial term expiring at the Company’s 2024 Annual Meeting of Stockholders. Ms. Kelley was also appointed to serve on the Audit and Compensation Committees of the Board.

There are no arrangements or understandings between Ms. Kelley and any other persons pursuant to which she was selected as a director of the Company. The Board has determined that Ms. Kelley is independent under applicable U.S. Securities and Exchange Commission requirements and New York Stock Exchange listing standards. There is no transaction involving Ms. Kelley that requires disclosure under Item 404(a) of Regulation S-K. As of the Effective Date, Ms. Kelley will participate in the Company’s Non-Employee Director Compensation Policy pursuant to which she will receive cash compensation and restricted stock units for her service on the Board and the Audit and Compensation Committees of the Board. The Company will also enter into its standard form of indemnification agreement with Ms. Kelley.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2022

QUANERGY SYSTEMS, INC.

By:	/s/ Patrick Archambault
Patrick Archambault
Chief Financial Officer